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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of Post Properties, Inc. for the registration of 209,100 shares of Post Properties, Inc. Common Stock and to the incorporation by reference therein of our report dated January 28, 1997, except for Note 15, as to which the date is March 7, 1997, with respect to the consolidated financial statements of Columbus Realty Trust as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996, included in Post Properties, Inc.'s Current Report on Form 8-K dated September 17, 1997 filed with the Securities and Exchange Commission.



                                                      ERNST & YOUNG LLP

Dallas, Texas
March 20, 1998